Significant Subsidiaries


The following are significant subsidiaries of Crompton & Knowles Corporation:

Name                                 Place of Organization

CK Holding Corporation                Delaware

Crompton & Knowles
Overseas Corporation                  Delaware

Crompton & Knowles
Canada Limited                        Canada

Crompton & Knowles
Europe S.A.                           Belgium

Crompton & Knowles
(France) S.A.                         France

Crompton & Knowles
 (Hong Kong) Ltd.                     Hong Kong

Crompton & Knowles (Korea) Ltd.       Korea

Davis-Standard Corporation            Delaware

Davis-Standard (France) SARL          France

Crompton & Knowles Colors
  Incorporated                        Delaware

ER-WE-PA Davis-Standard GmbH          Germany

Ingredient Technology Corporation     Delaware

Grandma Food Products, Ltd.           Canada

Killion Extruders, Inc.               New Jersey